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                                 STEIN ROE FUNDS

                     AMENDED AND RESTATED
                ACCOUNTING AND BOOKKEEPING AGREEMENT


     This Agreement is made this 3rd day of August, 1999 by and between STEIN ROE INVESTMENT TRUST, a Massachusetts business trust, (hereinafter referred to as the "Trust") and STEIN ROE & FARNHAM INCORPORATED ("Stein Roe"), a Delaware corporation.

1. Appointment. The Trust hereby appoints Stein Roe to act as its agent to perform the services described herein with respect to each series of shares of the Trust (the "Series") identified in and beginning on the date specified on Appendix I to this Agreement, as may be amended from time to time. Stein Roe hereby accepts appointment as the Trust's agent and agrees to perform the services described herein.

2.  Accounting.

    (a) Pricing. For each Series of the Trust, Stein Roe shall value all securities and other assets of the Series, and compute the net asset value per share of such Series, at such times and dates and in the manner and by such methodology as is specified in the then currently effective prospectus and statement of additional information for such Series, and pursuant to such other written procedures or instructions furnished to Stein Roe by the Trust. To the extent procedures or instructions used to value securities or other assets of a Series under this Agreement are at any time inconsistent with any applicable law or regulation, the Trust shall provide Stein Roe with written instructions for valuing such securities or assets in a manner which the Trust represents to be consistent with applicable law and regulation.

    (b) Net Income. Stein Roe shall calculate with such frequency as the Trust shall direct, the net income of each Series of the Trust for dividend purposes and on a per share basis. Such calculation shall be at such times and dates and in such manner as the Trust shall instruct Stein Roe in writing. For purposes of such calculation, Stein Roe shall not be responsible for determining whether any dividend or interest accruable to the Trust is or will be actually paid, but will accrue such dividend and interest unless otherwise instructed by the Trust.

    (c) Capital Gains and Losses. Stein Roe shall calculate gains or losses of each Series of the Trust from the sale or other disposition of assets of that Series as the Trust shall direct.

    (d) Yields. At the request of the Trust, Stein Roe shall compute yields for each Series of the Trust for such periods and using such formula as shall be instructed by the Trust.

    (e) Communication of Information. Stein Roe shall provide the Trust, the Trust's transfer agent and such other parties as directed by the Trust with the net asset value per share, the net income per share and yields for each Series of the Trust at such time and in such manner and format and with such frequency as the parties mutually agree.

    (f) Information Furnished by the Trust. The Trust shall furnish Stein Roe with any and all instructions, explanations, information, specifications and documentation deemed necessary by Stein Roe in the performance of its duties hereunder, including, without limitation, the amounts and/or written formula for calculating the amounts, and times of accrual of liabilities and expenses of each Series of the Trust. The Trust shall also at any time and from time to time furnish Stein Roe with bid, offer and/or market values of securities owned by the Trust if the same are not available to Stein Roe from a pricing or similar service designated by the Trust for use by Stein Roe to value securities or other assets. Stein Roe shall at no time be required to commence or maintain any utilization of, or subscriptions to, any such service which shall be the sole responsibility and expense of the Trust.

3.  Recordkeeping.

    (a) Stein Roe shall, as agent for the Trust, maintain and keep current and preserve the general ledger and other accounts, books, and financial records of the Trust relating to activities and obligations under this Agreement in accordance with the applicable provisions of Section 31(a) of the General Rules and Regulations under the Investment Company Act of 1940, as amended (the "Rules").

    (b) All records maintained and preserved by Stein Roe pursuant to this Agreement which the Trust is required to maintain and preserve in accordance with the Rules shall be and remain the property of the Trust and shall be surrendered to the Trust promptly upon request in the form in which such records have been maintained and preserved.

    (c) Stein Roe shall make available on its premises during regular business hours all records of a Trust for reasonable audit, use and inspection by the Trust, its agents and any regulatory agency having authority over the Trusts.

4.  Instructions, Opinion of Counsel, and Signatures.

    (a) At any time Stein Roe may apply to a duly authorized agent of the Trust for instructions regarding the Trust, and may consult counsel for such Trust or its own counsel, in respect of any matter arising in connection with this Agreement, and it shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such counsel. Stein Roe shall be protected in acting upon any such instruction, advice, or opinion and upon any other paper or document delivered by the Trust or such counsel believed by Stein Roe to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any officer or agent of the Trust, until receipt of written notice thereof from such Trust.

    (b) Stein Roe may receive and accept a certified copy of a vote of the Board of Trustees of the Trust as conclusive evidence of (i) the authority of any person to act in accordance with such vote or (ii) any determination or any action by the Board of Trustees pursuant to its Agreement and Declaration of Trust as described in such vote, and such vote may be considered as in full force and effect until receipt by Stein Roe of written notice to the contrary.

5. Compensation. The Trust shall reimburse Stein Roe from the assets of the respective applicable Series of the Trust, for any and all out-of-pocket expenses and charges in performing services under this Agreement and such compensation as is provided in Appendix II to this Agreement, as amended from time to time. Stein Roe shall invoice the Trust as soon as practicable after the end of each calendar month, with allocation among the respective Series and full detail, and the Trust shall promptly pay Stein Roe the invoiced amount.

6. Confidentiality of Records. Stein Roe agrees not to disclose any information received from the Trust to any other client of Stein Roe or to any other person except its employees and agents, and shall use its best efforts to maintain such information as confidential. Upon termination of this Agreement, Stein Roe shall return to the Trust all records in the possession and control of Stein Roe related to such Trust's activities, other than Stein Roe's own business records, it being also understood and agreed that any programs and systems used by Stein Roe to provide the services rendered hereunder will not be given to any Trust.

7.  Liability and Indemnification.

    (a) Stein Roe shall not be liable to any Trust for any action taken or thing done by it or its employees or agents on behalf of the Trust in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or misconduct on the part of Stein Roe, its employees or agents.

    (b) The Trust shall indemnify and hold Stein Roe, and its controlling persons, if any, harmless from any and all claims, actions, suits, losses, costs, damages, and expenses, including reasonable expenses for counsel, incurred by it in connection with its acceptance of this Agreement, in connection with any action or omission by it or its employees or agents in the performance of its duties hereunder to the Trust, or as a result of acting upon instructions believed by it to have been executed by a duly authorized agent of the Trust or as a result of acting upon information provided by the Trust in form and under policies agreed to by Stein Roe and the Trust, provided that: (i) to the extent such claims, actions, suits, losses, costs, damages, or expenses relate solely to one or more Series, such indemnification shall be only out of the assets of that Series or group of Series; (ii) this indemnification shall not apply to actions or omissions constituting negligence or misconduct on the part of Stein Roe or its employees or agents, including but not limited to willful misfeasance, bad faith, or gross negligence in the performance of their duties, or reckless disregard of their obligations and duties under this Agreement; and (iii) Stein Roe shall give the Trust prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of Stein Roe.

    (c) Stein Roe shall indemnify and hold harmless the Trust from and against any and all claims, demands, expenses and liabilities which such Trust may sustain or incur arising out of, or incurred because of, the negligence or misconduct of Stein Roe or its agents or contractors, or the breach by Stein Roe of its obligations under this Agreement, provided that: (i) this indemnification shall not apply to actions or omissions constituting negligence or misconduct on the part of such Trust or its other agents or contractors and (ii) such Trust shall give Stein Roe prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of such Trust.

8. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

9. Dual Interests. It is understood and agreed that some person or persons may be trustees, officers, or shareholders of both the Trusts and Stein Roe, and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided by specific provision of applicable law.

10. Amendment and Termination. This Agreement may be modified or amended from time to time, or terminated, by mutual agreement between the parties hereto and may be terminated by at least one hundred eighty (180) days' written notice given by one party to the other. Upon termination hereof, the Trust shall pay to Stein Roe such compensation as may be due from it as of the date of such termination, and shall reimburse Stein Roe for its costs, expenses, and disbursements payable under this Agreement to such date. In the event that, in connection with termination, a successor to any of the duties or responsibilities of Stein Roe hereunder is designated by a Trust by written notice to Stein Roe, Stein Roe shall promptly upon such termination and at the expense of such Trust, deliver to such successor all relevant books, records, and data established or maintained by Stein Roe under this Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision, at the expense of such Trust, for assistance from Stein Roe personnel in the establishment of books, records, and other data by such successor.

11. Assignment. Any interest of Stein Roe under this Agreement shall not be assigned or transferred either voluntarily or involuntarily, by operation of law or otherwise, without prior written notice to the Trust.

12. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by Stein Roe under this Agreement, Stein Roe may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by Stein Roe, provided that Stein Roe shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Stein Roe or such parties.

13. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or sent by registered mail, postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other parties, it is agreed that the address of the Trust and Stein Roe is One South Wacker Drive, Chicago, Illinois 60606, Attention:
Secretary.

14. Non-Liability of Trustees and Shareholders. Any obligation of the Trust hereunder shall be binding only upon the assets of that Trust (or the applicable Series thereof), as provided in the Agreement and Declaration of Trust of that Trust, and shall not be binding upon any Trustee, officer, employee, agent or shareholder of the Trust or upon any other Trust. Neither the authorization of any action by the Trustees or the shareholders of the Trust, nor the execution of this Agreement on behalf of the Trust shall impose any liability upon any Trustee or any shareholder. Nothing in this Agreement shall protect any Trustee against any liability to which such Trustee would otherwise be subject by willful misfeasance, bad faith or gross negligence in the performance of his duties, or reckless disregard of his obligations and duties under this Agreement. In connection with the discharge and satisfaction of any claim made by Stein Roe against the Trust involving more than one Series, the Trust shall have the exclusive right to determine the appropriate allocations of liability for any such claim between or among the Series.

15. References and Headings. In this Agreement and in any such amendment, references to this Agreement and all expressions such as "herein," "hereof," and "hereunder," shall be deemed to refer to this Agreement as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as part hereof or control or affect the meaning, construction or effect of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

16. Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                           STEIN ROE INVESTMENT TRUST

                             By:  THOMAS W. BUTCH
                                    President

Attest:

NICOLETTE D. PARRISH
Nicolette D. Parrish
Assistant Secretary

                             STEIN ROE & FARNHAM INCORPORATED

                             By:  THOMAS W. BUTCH
                                 Thomas W. Butch
Attest:                           President, Mutual Funds Division

NICOLETTE D. PARRISH
Nicolette D. Parrish
Assistant Secretary

                           STEIN ROE INVESTMENT TRUST

                 ACCOUNTING & BOOKKEEPING AGREEMENT
                                   APPENDIX I

The series of the Trust currently subject to this Agreement are as follows:

Series                                    Effective Date
Stein Roe Growth & Income Fund            August 3, 1999
Stein Roe International Fund              August 3, 1999
Stein Roe Young Investor Fund             August 3, 1999
Stein Roe Midcap Growth Fund              August 3, 1999
Stein Roe Large Company Focus Fund        August 3, 1999
Stein Roe Asia Pacific Fund               August 3, 1999
Stein Roe Small Company Growth Fund       August 3, 1999
Stein Roe Growth Investor Fund            August 3, 1999
Stein Roe Balanced Fund                   August 3, 1999
Stein Roe Growth Stock Fund               August 3, 1999
Stein Roe Capital Opportunities Fund      August 3, 1999
Stein Roe Disciplined Stock Fund          August 3, 1999
Stein Roe Global Thematic Equity Fund       January 2, 2001
Stein Roe European Thematic Equity Fund     January 2, 2001
Dated:  January 2, 2001

                 STEIN ROE INVESTMENT TRUST
              ACCOUNTING & BOOKKEEPING AGREEMENT
                                   APPENDIX II

     For the services provided under the Accounting & Bookkeeping Agreement (the "Agreement"), the Trust shall pay Stein Roe an annual fee with respect to each series, calculated and paid monthly, equal to $25,000 plus .0025 percent per annum of the average daily net assets of the series in excess of $50 million. Such fee shall be paid within thirty days after receipt of monthly invoice.